UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HMN Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057
(507) 535-1200

March 23, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, on Tuesday, April 27, 2010, at 10:00 a.m., local time.

The corporate secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Please vote your proxy by telephone, through the Internet, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the annual meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Timothy R. Geisler
Chairman of the Board of Directors

VOTING METHODS

The accompanying proxy statement describes important issues affecting HMN Financial, Inc. If you are a stockholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.  BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 26, 2010.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

2.  BY INTERNET

a.	Go to the web site at http://www.eproxy.com/hmnf, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 26, 2010.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

3.  BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a. Mark, sign and date your proxy card.

b. Return it in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on April 27, 2010:

The Proxy Statement and Annual Report to Stockholders are available at
http://www.proxydocs.com/hmnf

Your vote is important. Thank you for voting.

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders
to be held on April 27, 2010

Notice is hereby given that the annual meeting of stockholders of HMN Financial, Inc. will be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, at 10:00 a.m., local time, on April 27, 2010.

A proxy card and a proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1.	the election of three directors;

2.	the approval, in an advisory (non-binding) vote, of the compensation of executives, as disclosed in this proxy statement; and

3.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

such other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on March 2, 2010, are the stockholders entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. central time, at HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota for a period of ten days prior to the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy or voting your proxy by telephone or through the Internet will not affect your right to vote in person if you attend the meeting and revoke the proxy.

HMN FINANCIAL, INC.
By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Rochester, Minnesota
March 23, 2010

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of HMN Financial, Inc. of proxies to be used at the annual meeting of stockholders, which will be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, on April 27, 2010, at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The accompanying notice of annual meeting and this proxy statement are first being mailed to stockholders on or about March 23, 2010.

Certain information provided herein relates to Home Federal Savings Bank, a wholly owned subsidiary of our company referred to as “the bank.”

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting to cast your vote.

What is the purpose of the annual meeting?

At the annual meeting we will ask our stockholders to vote on three matters:

1.	to elect three members of our board of directors, to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	to approve, in an advisory (non-binding) vote, the compensation of executives, as disclosed in this proxy statement; and

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010;

as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our stockholders.

Who is entitled to vote at the meeting?

Common stock is our only authorized and outstanding security entitled to vote at the annual meeting. Holders of record of our common stock as of the close of business on March 2, 2010, will be entitled to one vote for each share of common stock then held. As of March 2, 2010, we had 4,316,359 shares of common stock issued and outstanding. The number of issued and outstanding shares excludes shares held in our treasury.

Who is entitled to attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

One third of the outstanding shares of common stock entitled to vote constitutes a quorum for purposes of the meeting.

How do I vote?

If you are a registered stockholder, proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by Internet:

a.	Go to the web site at http://www.eproxy.com/hmnf.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c. Follow the simple instructions provided.

To vote by telephone:

a.	Call toll-free 1-800-560-1965.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

To vote by mail:

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If you are a registered stockholder and attend the annual meeting, you may deliver your proxy in person.

If you hold your shares in street name, meaning you hold them through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on your bank’s or broker’s voting procedures. Please follow the directions that your bank or broker provides.

All shares of our common stock represented at the meeting by properly executed proxies, duly delivered to our corporate secretary prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions specified on the proxies.

What happens if no instructions are indicated on my proxy?

If no instructions are indicated, properly executed proxies will be voted for the nominees for director listed below, for the approval of the compensation of executives, as disclosed in this proxy statement, and for the ratification of the appointment of our independent registered public accounting firm. As of the date of this proxy statement, the board does not know of any matters, other than those described in the notice of annual meeting and this proxy statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on these matters in accordance with their best judgment.

May I revoke my proxy or change my vote?

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by filing with our corporate secretary, at or before the meeting, a written notice of revocation bearing a later date than the date on the proxy. A vote may be changed by duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to our corporate secretary at or before the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote for the election of the three nominated directors, for the approval of the compensation of executives, as disclosed in this proxy statement, and for the ratification of KPMG LLP as our independent registered public accounting firm. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors.  Directors are elected by a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting. For this purpose, a properly executed proxy marked withheld with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors.

Other Items.  For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked abstain with respect to any matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be considered cast with respect to the proposal for which they abstain from voting and will not be taken into account in determining the outcome of any of those proposals.

If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters that are not contested, such as the approval of the compensation of executives as disclosed in this proxy statement and the ratification of KPMG LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. The rules of the New York Stock Exchange define the election of directors as a non-routine matter. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Global Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of the “routine” proposals on which they cast. Shares held by a broker on behalf of a stockholder will not be considered cast with respect to any “non-routine” proposals and will not be taken into account in determining the outcome of any of “non-routine” proposals.

May the meeting be adjourned?

If a quorum is not present at the meeting, the chairman of the meeting, or the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, our directors, officers and regular employees, as well as employees of the bank, may solicit proxies personally or by telephone without additional compensation.

How may I obtain additional copies of the annual report?

Our 2009 annual report, including financial statements, is enclosed. The annual report is also available online at www.hmnf.com or www.proxydocs.com/hmnf. For additional printed copies, which are available without charge, please request copies in writing to 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What is the deadline for submitting a stockholder proposal for the 2011 annual meeting?

We must receive stockholder proposals intended to be presented at the 2011 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 23, 2010. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. We must receive any other stockholder proposals intended to be presented at the 2011 annual meeting of stockholders in writing at our principal executive office no later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). We currently anticipate that our 2011 annual meeting of stockholders will be held on or about April 26, 2011; therefore, we must receive notice of any business to be brought before that meeting by January 25, 2011. Written copies of all stockholder proposals should be sent to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What does it mean if I receive more than one proxy card or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at 1-800-401-1957. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

I share an address with another stockholder, how can I change the number of copies of the proxy statement that we receive?

Generally, we are sending only one copy of the proxy material to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as householding, is designed to reduce our printing and postage costs. We will promptly deliver a separate copy of proxy materials to any stockholder who requests one by contacting our corporate secretary by telephone at (507) 535-1205, or by mail to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary. If you are a registered stockholder residing at an address with another registered stockholder and you wish to receive a separate proxy in the future, or if the registered stockholders at that address currently are receiving multiple copies of the proxy materials and you wish to receive a single copy, you may contact our corporate secretary at the telephone number or address set forth above. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

PROPOSAL I — ELECTION OF DIRECTORS

Background

Our certificate of incorporation provides that the board of directors shall fix the number of directors from time to time. On January 28, 2004, the size of the board was fixed at nine members, subject to the power of the board to increase the size of the board at any time. The board is divided into three classes. The terms of three members of the board will expire at the conclusion of the meeting. The board has nominated Michael J. Fogarty, Susan K. Kolling, and Malcolm W. McDonald, current members of the board of directors, whose current terms will expire at the conclusion of the meeting, for election as directors to serve terms to expire at the conclusion of the third succeeding annual meeting of stockholders after their election, with each to hold office until his or her successor has duly been elected and qualified.

It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the meeting for the election of the nominees identified in the preceding paragraph. If any nominee is unable to serve, the shares of common stock represented by all of these proxies will be voted for the election of a substitute as the board may recommend. At this time, the board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

Selection of Director Nominees

Director Qualifications.  The board, acting through the governance and nominating committee, is responsible for selecting director nominees. The board and the governance and nominating committee believe that the board as a whole and its members individually should possess a combination of skills, professional experience, and business judgment necessary to oversee our company’s current and future operations and represent stockholders’ interests. The attributes that the board believes every director nominee should possess include:

•	notable or significant business or public service achievement and experience;

•	familiarity with, knowledge of, or experience in, the commercial banking industry;

•	familiarity with, knowledge of, or experience in, managing risk;

•	the highest character and integrity;

•	knowledge and understanding of the business and social environment in the primary geographical areas in which we operate;

•	an understanding of their obligation to represent the interests of all shareholders;

•	freedom from conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	capability of working in a collegial manner with persons of diverse educational, business and cultural backgrounds; and

•	ability to devote the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities.

Procedures Regarding Director Candidates Recommended by Stockholders.  The governance and nominating committee will consider director candidates recommended by stockholders if the recommended director candidate would be eligible to serve as a director under our by-laws. Our by-laws require that directors have their primary domicile in a county where the bank has a full service branch. This requirement may be waived by a majority of the board so long as a majority of the directors currently serving on the board have their primary residence in a county where the bank has a full service branch.

In order to be considered by the governance and nominating committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the potential director’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board. Each candidate will be evaluated in the context of the board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience.

Rather than recommending director candidates to the governance and nominating committee, stockholders may directly nominate a person for election to the board by complying with the procedures set forth in our by-laws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals,” as well as the Q&A appearing at the beginning of this proxy statement.

Board Diversity.  Neither the governance and nominating committee nor the board has a formal policy with regard to the consideration of diversity in identifying director nominees. However, the governance and nominating committee considers diversity on the board in evaluating potential director nominees and believes that diverse perspectives are represented on the board, within the constraints of our by-law requirement that generally directors must have their primary domicile in a county where the bank has a full service branch.

Board of Directors

The following table sets forth certain information regarding each director or director nominee:

Name	Age	Position	Director Since

Nominated for Election:
Michael J. Fogarty	71	Director	2002
Susan K. Kolling	58	Senior Vice President and Director of the Company and the Bank	2001
Malcolm W. McDonald	73	Director	2004
Term expiring in 2011:
Allan R. DeBoer	67	Director	1999
Timothy R. Geisler	58	Chairman of the Board of Directors	1996
Karen L. Himle	54	Director	2005
Term expiring in 2012:
Bradley C. Krehbiel	51	President of the Bank and Director of the Company and the Bank	2009
Mahlon C. Schneider	70	Director	2000
Hugh C. Smith	70	Director	2009

Allan R. DeBoer, from 1988 until his retirement in 2001, was the Chief Executive Officer of RCS of Rochester, Inc., which does business as Rochester Cheese/Valley Cheese, a cheese processing company. Since 2002, Mr. DeBoer has practiced law and served as an independent business consultant.

Having served as the Chief Executive Officer of a business with annual revenues in excess of $100 million, Mr. DeBoer brings extensive business experience and perspective to our board, assisting it in the evaluation and oversight of lending and offering financial service products to businesses. As a lawyer, Mr. DeBoer also brings legal perspective to our board, assisting it in its understanding and treatment of legal issues. Mr. DeBoer has served on our board and its audit and compensation committee for more than 10 years, giving him insight into, and perspective on, our company’s operations, which assists our board in its oversight of our company.

Michael J. Fogarty has been an insurance agent with C.O. Brown Agency, Inc., an insurance agency located in Rochester, Minnesota, for over 40 years. He currently serves as a Vice President for C.O. Brown Agency, Inc.

Mr. Fogarty brings to our board extensive business experience from selling risk protection and financial products, which provides our board with perspective in its oversight of the company’s financial services business. Mr. Fogarty’s experience with risk protection products also assist our board in its identification and oversight of company risks. Mr. Fogarty’s 8 years of experience on our board has given him insight into, and perspective on, our company’s operations, which assists our board in its oversight of our company.

Timothy R. Geisler is currently a Manager in the Division of Public Affairs for Mayo Clinic. From 2000 until 2009, Mr. Geisler was Unit Manager Financial Accounting and Controls, for Mayo Clinic and had previously been Corporate Tax Unit Manager for Mayo Clinic from 1986 to 2000. Mr. Geisler has been a certified public accountant since 1976 and has eight years of public accounting experience with an international public accounting firm.

Mr. Geisler has extensive accounting and financial reporting experience, having earned a Bachelor’s Degree in Comprehensive Public Accounting and practiced with an international accounting firm, where his specialty was the financial services industry. His experience assists our board in understanding and addressing complex accounting and financial reporting issues. Mr. Geisler also is active in the Rochester, Minnesota community through service on the boards of numerous civic and charitable entities. He brings to our board a strong understanding of the Rochester community and its leaders from his public service experiences. In addition, Mr. Geisler’s 14 years of experience on our board and its audit committee has given him insight into, and perspective on, our company’s operations, which assists our board in its oversight of our company.

Karen L. Himle currently serves as the Vice President of University Relations for the University of Minnesota, a position she has held since January 2007. From 2004 to January 2006 she served as the Executive Vice President of Children’s Hospitals and Clinics of Minnesota, an independent, not-for-profit health care system, and President of Children’s Hospitals and Clinics Foundation, the fundraising arm of Children’s Hospitals and Clinics of Minnesota. From 2002 to 2004, Ms. Himle served as an independent consultant. From 1985 to 2002, she held various positions, including Senior Vice President Corporate and Government Affairs, at The St. Paul Companies, Inc., a worldwide provider of commercial property-liability insurance and reinsurance products and services. Ms. Himle currently serves as a Minnesota Supreme Court appointee to the Commission on Judicial Selection.

Ms. Himle has held senior executive positions in complex enterprises in both the public and private sectors over her 30-year career. She brings to our board the management experience and insight that she has developed over her career, which assists our board in its oversight of the management of our company. In addition, Ms. Himle provides our board with experience and insight with respect to government affairs, risk protection and financial service products.

Susan K. Kolling served as a Vice President of the bank from 1992 to 1994 and has served as a Senior Vice President of the bank since 1995. In addition, from 1997 to 2003, Ms. Kolling was an owner of Kolling Family Corp., which is doing business as Valley Home Improvement, a retail lumber yard. Ms. Kolling became a director of Kolling Family Corp. in 2004.

Ms. Kolling has been an employee or officer of our bank for over forty years. She brings to our board the unique perspective of her long tenure with our bank and assists our board in understanding and overseeing the bank’s, and the company’s, operations. As an owner of a family business, Ms. Kolling also helps our board understand the banking needs of family businesses and contributes to the oversight of the bank’s cash management operations.

Bradley C. Krehbiel has served as President of the bank since January 2009. Prior to that he had been the Executive Vice President of the bank since 2004. Mr. Krehbiel joined the Bank as Vice President of Business Banking in 1998. Prior to his employment at the bank, Mr. Krehbiel held several positions in the financial services industry, including six years as a private banking consultant.

Mr. Krehbiel brings to our board the financial services industry insights and perspectives gained through his extensive financial services industry experience, including as a private banking consultant. In addition, as an executive of our banking subsidiary for over twelve years, Mr. Krehbiel contributes a unique understanding of, and perspective on, our banking operations to our board.

Malcolm W. McDonald served as a member of the Board of Directors and Senior Vice President of Space Center, Inc., an industrial real estate firm located in St. Paul, Minnesota, from 1977 until his retirement in 2002. He also served as Vice President of First National Bank of St. Paul from 1960 to 1977. Mr. McDonald is a member of the Board of Directors of Scherer Brothers Lumber Company, a privately held full-service lumber yard, and a director or trustee of several nonprofit organizations.

Based on his 42-year career in financial services management and commercial real estate, Mr. McDonald brings to our board extensive knowledge and experience in lending, investing and audit functions, as well as a deep understanding of the importance of the role of banking in a community. Based on his service on numerous public-company, private-company and nonprofit boards of directors, Mr. McDonald also brings to our board his extensive understanding of corporate governance, including of board committee structures and executive succession planning, as well as significant experience in risk oversight.

Mahlon C. Schneider, from 1999 until his retirement in 2004, was Senior Vice President External Affairs and General Counsel of Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products. From 1990 to 1999, Mr. Schneider was the Vice President and General Counsel of Hormel Foods Corporation. Since 2003, he has been a director of the Hormel Foundation, a charitable trust.

Mr. Schneider has extensive legal experience, having earned a law degree and practiced law for over 35 years with various multinational Minnesota-based food companies. His experience assists our board in understanding and addressing complex legal and compliance issues. Mr. Schneider also is active in the Austin, Minnesota community through service on the boards of numerous civic and charitable entities. He brings to our board a strong understanding of the Austin community and its leaders from his public service experiences. In addition, Mr. Schneider’s 10 years of experience on our board, including periods during which he has served as chair of the nominating and governance committee and a member of the audit committee, has given him insight into, and perspective on, our company’s operations, which assists our board in its oversight of our company.

Hugh C. Smith, since 1972, has served as Professor of Medicine, Mayo Clinic College of Medicine, a medical school, and Consultant in the Cardiovascular Division at Mayo Clinic, a full-service, not-for-profit medical practice. Dr. Smith also served as Chief Executive Officer, Mayo Clinic-Rochester, from 1999 through 2006; Vice President, Mayo Foundation, 2002 to 2005; and Chair, Rochester Board of Governors, Mayo Clinic, 1999 to 2005. Dr. Smith is a member of the Board of Directors of Dartmouth Hitchcock Medical Center, Blue Cross Blue Shield Minnesota and Hormel Foods Corporation.

Dr. Smith brings extensive executive management experience to our board, having served as a Chief Executive Officer directing more than 2,000 physicians and scientists and over 35,000 employees. Based on his service on public-company and non-profit boards of directors, Dr. Smith also brings to our board his extensive understanding of corporate governance and significant experience in risk oversight. Dr. Smith is active in the Rochester, Minnesota community and brings to our board a strong understanding of that community, its leaders, its financial services needs and its exposure to economic risks.

The board recommends that stockholders vote for the election of the three candidates nominated for election as indicated above.

PROPOSAL II — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In December 2008, we participated in the Capital Purchase Program, or CPP, under the Troubled Asset Relief Program of the United States Treasury. The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a provision requiring CPP participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual meeting of the participant’s stockholders for which proxies will be solicited for the election of directors or a special meeting in lieu of such an annual meeting. Under this legislation, the stockholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

In accordance with the American Recovery and Reinvestment Act of 2009, stockholders are being given the opportunity to vote to approve the compensation of our executives, as disclosed in this proxy statement, including the information presented under “Compensation Discussion and Analysis” and in the compensation tables and related material under the heading “2009 Executive Compensation.”

This is an advisory vote only, and neither the company nor our board of directors will be bound to take action based upon the outcome. The compensation committee will consider the vote of the stockholders when considering future executive compensation arrangements.

The board recommends that stockholders vote for the approval of the compensation of executives, as disclosed in this proxy statement.

PROPOSAL III — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the audit committee, the board of directors has appointed KPMG LLP, an independent registered public accounting firm, to be our independent registered public accounting firm for 2010, subject to ratification by the stockholders. KPMG LLP has audited the financial statements of our company or the bank since 1966. Representatives of KPMG LLP are expected to attend the meeting to respond to appropriate questions and to make a statement, if they so desire.

In connection with the engagement of KPMG LLP, we entered into an engagement agreement with KPMG LLP that sets forth the terms pursuant to which KPMG LLP will perform its audit services. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

While it is not required to do so, the audit committee is submitting the appointment of that firm for ratification in order to ascertain the view of the stockholders. If the stockholders do not ratify the appointment, the audit committee will review the appointment.

The board recommends that stockholders vote for the ratification of the appointment of KPMG LLP as our 2010 independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The board of directors is committed to its role in providing objective risk oversight of the company. The structure and responsibilities of the board’s membership, leadership and committees is a critical aspect of our corporate governance to fulfill this role.

The company’s corporate governance guidelines require that a substantial majority of the board shall be “independent directors” and the board believes its process of selecting and nominating a diverse membership with a combination of skills, professional experience and business judgment is an important element in accomplishing its risk oversight responsibility. The board does not have a policy on separating the offices of Chairman of the Board and Principal Executive Officer since it believes it should be free to make the choice from time to time that is in the best interests of the company and its stockholders. While there is no policy, it is the current practice of the board to have the Chairman be an independent board member. Currently, Mr. Geisler serves as the Chairman of the Board and Mr. Krehbiel serves as President of the Bank, our Principal Executive Officer, and as a Director. The board believes this is the most appropriate structure for the company at this time and contributes to objective risk oversight because it makes use of Mr. Geisler’s extensive experience on our board and his independent oversight skills accumulated through years of accounting and financial reporting work, including as a financial services specialist with an international public accounting firm, while freeing Mr. Krehbiel to focus his energies on the operations of the bank. The chairs of board committees are selected by the full board based on their experience and expertise, including consideration of their understanding of the risk oversight associated with their respective committee.

The board of directors and the audit, compensation and nominating and governance committees of the board coordinate with each other, through the leadership of Mr. Geisler and the committee chairs, to provide enterprise-wide risk oversight of management and the company’s operations. These committees address risk-related matters during their meetings and the committee chairs regularly report to the full board on risk-related matters, providing the full board with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, our banking subsidiary has its own board of directors and audit, loan, information technology, compliance and asset liability management committees whose responsibilities include risk management for the bank. The management and committees of our banking subsidiary also provide reports to our board of directors regarding activities related to risk management.

At meetings of the board of directors and its committees, directors receive regular updates from management regarding risk management. The chief financial officer, chief credit officer and other senior management of our banking subsidiary, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Krehbiel, the President of our banking subsidiary and a member of the board, and lead management’s risk discussions at board and committee meetings. Outside of formal meetings, the board, its committees and individual board members have full access to senior executives and management for, among other purposes, discussions of risks facing our company and the management of those risks.

Committees of the Board of Directors

The board of directors has standing audit, compensation, executive and governance and nominating committees. The directors’ committee memberships are indicated in the table below:

Nominating and
		Compensation	Executive	Governance
Director	Audit Committee	Committee	Committee	Committee

Allan R. DeBoer	Member	Chair	Alternate	—
Michael J. Fogarty	—	Member	Alternate	—
Timothy R. Geisler	Chair	—	Member	—
Karen L. Himle	—	Member	Alternate	Member
Susan K. Kolling	—	—	Member	—
Bradley C. Krehbiel	—	—	Member	—
Malcolm W. McDonald	Member	—	Alternate	Member
Mahlon C. Schneider	Member	—	Alternate	Chair
Hugh C. Smith	—	Member	Alternate	Member

Audit Committee.  The audit committee oversees our financial reporting process by, among other things, recommending and taking action to oversee the independence of the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The board has determined that all members of the audit committee are independent as that term is defined in the applicable Nasdaq listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the board has determined that Mr. Geisler has the financial experience required by the applicable Nasdaq listing standards and is an audit committee financial expert as defined by applicable regulations of the Securities and Exchange Commission. The responsibilities of the audit committee are set forth in the audit committee charter, which was amended and restated on February 23, 2010, and is available on our website at www.hmnf.com. The audit committee reviews and reassesses its charter annually.

Compensation Committee.  The compensation committee reviews and reports to the board on matters concerning compensation plans and the compensation of certain executives, as well as administering our 2001 Omnibus Stock Plan and our 2009 Equity Incentive Plan. The board has determined that all members of the compensation committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the compensation committee are set forth in the compensation committee charter, which was amended and restated by the board on February 23, 2010. The compensation committee charter is available on our website at www.hmnf.com. The compensation committee reviews and reassesses its charter annually.

Executive Committee.  The executive committee acts on issues arising between regular board meetings. The executive committee possesses the powers of the full board between meetings of the board.

Governance and Nominating Committee.  The governance and nominating committee selects candidates as nominees for election as directors and advises and makes recommendations to the board on other matters concerning directorship and corporate governance practices, including succession plans for our executive officers. The board has determined that all members of the governance and nominating committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the governance and nominating committee are set forth in the governance and nominating committee charter, which was readopted by the board on February 24, 2009, and is available on our website at www.hmnf.com. The governance and nominating committee reviews and reassesses their charter annually.

Board and Committee Meetings

The board held 11 meetings during 2009. The audit committee held 5 meetings during 2009. The compensation committee held 12 meetings during 2009. The executive committee held no meetings during 2009. The governance and nominating committee held 5 meetings during 2009. Each of our directors attended at least 75% of the meetings of the board and all committees on which the director served, except Dr. Smith attended 70% of such meetings.

Director Independence

The board has determined that none of our directors except for Mr. Krehbiel and Ms. Kolling, who are employees of the bank, have a material relationship with our company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company). Therefore, all of our directors except for Mr. Krehbiel and Ms. Kolling are independent within the meaning of applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our senior management and financial reporting employees. This code is available on our website at www.hmnf.com.

Stockholder Communication with the Board

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. All communications will be compiled by the Chief Financial Officer and submitted to the board or the individual directors on a periodic basis. Communications directed to the board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2009, all directors attended the annual meeting of stockholders.

Stockholder Proposals

Under our by-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received not later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made) by our corporate secretary containing the name and address of the stockholder as they appear on our books and the class and number of shares owned by the stockholder. If the notice relates to an item of business it also must include a representation that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of business by the stockholder and any material interest of the stockholder in the business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), any other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board, and the consent of each nominee to be named in the proxy statement and to serve.

The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of our by-laws are available from our corporate secretary.

Compensation Committee Interlocks and Insider Participation

During 2009, the compensation committee was comprised of Messrs. DeBoer, Fogarty and Smith and Ms. Himle. None of the members is an executive officer, employee or former employee of our company, and no interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company.

Related Person Transaction Approval Policy

On February 23, 2010, our board of directors readopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that have a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacities that give rise to the person’s status as a “related person;”

•	transactions available to all of our employees or all of our stockholders on the same terms;

•	any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of the holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related party transaction may be conditioned upon our company and the related person taking any actions that the committees deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•	if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

There were no related person transactions in 2009 required to be reported in this proxy statement.

Certain Transactions

The bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. The rate charged on mortgage loans is generally equal to the then-current rate offered to the general public, although certain fees are reduced or waived. The employee rate charged on consumer loans is generally 1% below the then-current rate offered to the general public. As of December 31, 2009, the aggregate amount of the bank’s loans to directors, executive officers, affiliates of directors or executive officers, and employees was approximately $4.1 million or 4.15% of our stockholders’ equity. All of these loans were current as of December 31, 2009. All of the loans to directors and executive officers (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons, except for the employee interest rate, fee reduction or fee waiver and (c) did not involve more than the normal risk of collectability or other unfavorable features.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2009 and 2008, and fees for other services rendered by KPMG LLP relating to these fiscal years.

Description of Fees	2009	2008

Audit Fees(1)	$204,000	$199,000
Audit-Related Fees(2)	15,000	13,650

Total Audit and Audit-Related Fees	$219,000	$212,650

(1)	Audit fees consisted of the annual audit and quarterly reviews of our consolidated financial statements, statutory audit, audit of internal controls over financial reporting and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees consisted of employee benefit plan audits.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee pre-approved 100% of the services provided by KPMG LLP, our independent registered public accounting firm. KPMG provided no other services to the company other than those noted above.

The audit committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the registered public accounting firm’s independence. In addition, the audit committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the audit committee, Mr. Geisler, the chair of the audit committee, is authorized to pre-approve certain limited non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Geisler did not pre-approve any non-audit services pursuant to this authority in 2009.

Report of the Audit Committee

The audit committee has (i) reviewed and discussed our audited financial statements for 2009 with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect; (iii) received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence; and (iv) has discussed with our independent registered public accounting firm its independence. Based on the review and discussions with management and our independent registered public accounting firm referred to above, the audit committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and filed with the Securities and Exchange Commission.

The Audit Committee

Allan R. DeBoer
Timothy R. Geisler
Malcolm W. McDonald
Mahlon C. Schneider

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 2, 2010, the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding common stock, (ii) each of the current executive officers listed in our summary compensation table, (iii) each director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to the shares of common stock and maintains an address at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057.

	Amount and
	Nature	Percentage of
	of Beneficial	Outstanding
Name and Address (if required) of Beneficial Owner	Ownership	Shares

United States Department of the Treasury(1)	833,333	16.2%
1500 Pennsylvania Ave., NW Washington, D.C. 20220
HMN Financial, Inc. Employee Stock Ownership Plan(2)	783,764	18.2
Dimensional Fund Advisors, LP(3)	353,156	8.2
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Tontine Associates, LLC(4)	264,469	6.1
55 Railroad Avenue, 3rd Floor Greenwich, CT 06830

Directors and executive officers:
Allan R. DeBoer(5)	14,700	*
Jon J. Eberle(6)	42,878	*
Michael J. Fogarty(7)	17,500	*
Timothy R. Geisler(8)	14,730	*
Karen L. Himle(9)	12,200	*
Dwain C. Jorgensen(10)	81,151	1.9
Susan K. Kolling(11)	79,773	1.8
Bradley C. Krehbiel(12)	51,026	1.2
Malcolm W. McDonald(13)	19,775	*
Mahlon C. Schneider(14)	18,200	*
Hugh C. Smith(15)	200	*
All directors, director nominees and executive officers of the Company as a group (11 persons)(16)	352,133	8.0

*	Less than 1% Owned

(1)	Represents shares of common stock covered by a warrant that is currently exercisable. The United States Department of the Treasury has agreed not to exercise any voting rights with respect to shares of our common stock issued under the warrant.

(2)	As reported on a Schedule 13G/A dated February 8, 2010, and filed on February 8, 2010. The amount reported represents shares of common stock held by the HMN Financial, Inc. Employee Stock Ownership Plan, known as the ESOP. As reported on a Form 5 dated February 8, 2010, and filed February 8, 2010, 333,678 of the 783,764 shares of common stock beneficially owned by the ESOP have been allocated to accounts of participants. First Bankers Trust Services, Inc., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of common stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of these shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The ESOP has sole voting power for 450,086 of the shares it holds, and shared voting power for 333,678 of the shares it holds. The ESOP has sole dispositive power for 450,086 of the shares it holds, and shared dispositive power for 333,678 of the shares it holds.

(3)	As reported on a Schedule 13G/A dated February 10, 2010, and filed on February 8, 2010. Dimensional Fund Advisors, LP is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors, LP exercises sole dispositive power for 353,156 of the shares it holds and sole voting power with respect to 352,156 of the shares. In its role as investment advisor, Dimensional Fund Advisors, LP may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, LP expressly disclaims beneficial ownership of these shares.

(4)	As reported by a third-party securities ownership tracking service. On a Schedule 13D/A dated May 28, 2003, filed on May 30, 2003, associates of Tontine Associates, LLC reported ownership of 352,676 shares of common stock. Tontine Associates, LLC and its associates have filed no amendments to the Schedule 13D/A dated May 28, 2003.

(5)	Includes 14,700 shares of common stock held directly.

(6)	Includes 27,781 shares of common stock held directly, 1,150 shares of common stock held under the bank’s 401(k) plan, 10,307 shares of common stock allocated to Mr. Eberle’s account under our employee stock ownership plan and 3,640 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(7)	Includes 1,500 shares of common stock held in a fiduciary capacity, 1,000 shares of common stock held in a fiduciary capacity jointly with his spouse and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(8)	Includes 364 shares of common stock held jointly with his spouse, 3,724 shares of common stock held by Mr. Geisler’s IRA account, 142 shares of common stock held in Mr. Geisler’s spouse’s IRA account and 10,500 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(9)	Includes 200 shares of common stock held directly and 12,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(10)	Includes 48,150 shares of common stock held directly, 2,150 shares of common stock held by the IRA account of Mr. Jorgensen’s spouse, 9,690 shares of common stock under the bank’s 401(k) plan, 17,479 shares of common stock allocated to Mr. Jorgensen’s account under our employee stock ownership plan and 3,682 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(11)	Includes 53,767 shares of common stock held directly, 15,032 shares of common stock allocated to Ms. Kolling’s account under our employee stock ownership plan, 7,194 shares of common stock held under the bank’s 401(k) plan and 3,780 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(12)	Includes 39,212 shares of common stock held directly, 7,274 shares of common stock allocated to Mr. Krehbiel’s account under our employee stock ownership plan and 4,540 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(13)	Includes 4,775 shares of common stock held directly, of which 2,675 are pledged as security, 2,100 shares held in Mr. McDonalds’s IRA, and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(14)	Includes 3,200 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010.

(15)	Includes 200 shares of common stock held directly.

(16)	Includes shares of common stock held directly, as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), shares of common stock held in retirement accounts, shares of common stock held by these individuals in their accounts under the bank’s 401(k) plan, shares of common stock allocated to the ESOP accounts of the group members, shares of common stock held in a fiduciary capacity or by certain family members and shares covered by options that are currently exercisable or exercisable within 60 days of March 2, 2010, with respect to which shares the persons included may be deemed to have sole or shared voting and/or investment power.

2009 DIRECTOR COMPENSATION

All of our directors also serve as directors of our banking subsidiary. During 2009, non-employee members of our board of directors were paid the following combined cash fees for their services to us and our banking subsidiary:

	Description of Fees
	Chairman of	Non-employee	Chairman of the	Other Committee
	the Board	Directors	Audit Committee	Chairs

Monthly fee	$3,333	$1,250	—	—
Board meeting attendance fee	$1,000	$500	—	—
Audit Committee attendance fee	—	$500	$1,500	—
Other board committee attendance fees	—	$300	—	$900

In accordance with the fee schedule set forth above, our non-employee directors received the following total compensation for 2009 for their service on our board of directors:

	Fees Earned	Option
	or Paid in	Awards
Non-Employee Director	Cash ($)(1)	($)(2)	Total ($)

Allan R. DeBoer	$31,950	$—	$31,950
Michael J. Fogarty	31,200	—	31,200
Timothy R. Geisler	62,250	—	62,250
Karen L. Himle	22,950	—	22,950
Malcolm W. McDonald	34,850	—	34,850
Mahlon C. Schneider	27,000	—	27,000
Hugh C. Smith(3)	16,100	66,101	82,201
Duane D. Benson(4)	6,150	—	6,150

(1)	We allow directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of the board. We pay deferred fees over a yearly period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred. A director who is one of our employees receives no separate compensation for services as a director. As of December 31, 2009, Mr. DeBoer had a deferred fee balance of $204,795 and Mr. Schneider had a deferred fee balance of $129,500.

(2)	The amount reported is the aggregate grant-date fair market value computed in accordance with FASB Accounting Standards Codification, or ASC, Topic 718. See footnote 14 in the notes to consolidated financial statements included in our annual report for the assumptions made in determining the fair value of option awards in accordance with ASC Topic 718. We granted 15,000 options to each director when they became a member of the board. Options outstanding as of December 31, 2009, totaled 0 for Mr. DeBoer, 10,500 for Mr. Geisler and 15,000 for each of the other directors. The exercise prices of the outstanding options range from $4.77 to $30.00.

(3)	Elected to the Board of Directors on April 28, 2009.

(4)	Term on the Board of Directors expired on April 28, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We have not paid any compensation to our executive officers since our formation. We do not anticipate paying any compensation to these officers until we become actively involved in the operation or acquisition of businesses other than our banking subsidiary. The following discusses the compensation paid or accrued by our banking subsidiary for services rendered by each person who served as our principal executive officer for any portion of 2009, our principal financial officer and our two other executive officers for 2009. We sometimes refer to the executive officers as the named executive officers. As of December 31, 2009, we had only four executive officers.

The compensation committee of our board of directors establishes and administers the compensation and benefits program for executive officers and directors. The compensation committee has designed our executive compensation program to achieve the following primary goals:

•	to attract and retain a highly qualified and coordinated workforce of executives who have the skills, experience and work ethic required to effectively achieve our goals and objectives; and

•	to align executives’ interests with the creation and maintenance of long-term stockholder value.

In 2009, our compensation programs for named executive officers were significantly affected by two factors. The first was our participation in the CPP. Under the CPP, we are limited in the types of compensation that we may offer to named executive officers, among others, as described below. In part to assist the committee in structuring effective compensation programs within the limitations related to the CPP, the committee retained Amalfi Consulting, LLC, an independent compensation consulting firm, in 2009. The committee has been working with the assistance of Amalfi to develop executive compensation programs with the objective, within the limitations related to the CPP, of having performance-based compensation with clearly defined incentives that are consistent with our vision, and aligned with our strategic plan. The committee is developing compensation programs that link employee compensation levels with individual and bank performance. However, that program was not in effect in 2009.

The second factor that had a significant effect on our compensation programs for named executive officers in 2009 was the resignation of our former President and Chief Executive Officer and the appointment of Mr. Krehbiel as the President of the Bank, on January 28th of 2009. Through his appointment to President of the Bank, Mr. Krehbiel became our principal executive officer. Based on the limitations imposed on our compensation programs by our participation in the CPP and the change in executive officer serving as our principal executive officer, the compensation for our named executive officers in 2009 was determined primarily based on their historical base salaries, as adjusted at the discretion of the committee based on its perspective on the scope of responsibilities and personal performance of the named executive officers.

Restrictions on Compensation Based on Participation in the Capital Purchase Program.  On December 23, 2008, we issued securities to the United States Treasury under the CPP. Under the CPP, we and our senior executive officers must comply with certain limitations on executive compensation pay and practices throughout the time the Treasury holds our securities. These include the following requirements:

•	our compensation committee was required to review within 90 days of the Treasury’s purchase of our securities incentive compensation arrangements for our named executive officers with our senior risk officer to assess and limit arrangements which encourage “unnecessary or excessive risks” that could threaten the value of our company; the compensation committee also must meet semiannually with the senior risk officer to discuss and review the relationship between our company’s risk management policies and practices and the named executive officers’ incentive compensation arrangements; and the compensation committee must certify to the foregoing in our proxy statement;

•	any named executive officer bonus or incentive compensation paid must be subject to recovery by the company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric;

•	we may not make any compensation payment to a named executive officer on account of an involuntary severance from employment or in the event of our receivership to the extent the aggregate present value of such payments equals or exceeds three times that person’s annual compensation computed in accordance with Section 280G(e) of the Internal Revenue Code; and

•	we may not claim a deduction in an applicable tax year for federal income tax purposes from remuneration in excess of $500,000, as calculated in accordance with Section 162(m)(5) of the Internal Revenue Code.

In addition, on February 17, 2009, the American Recovery and Reinvestment Act of 2009, or ARRA, was signed into law. The ARRA, and the interim final rule promulgated by the U.S. Department of Treasury under it, require each CPP participant to meet appropriate standards for executive compensation and corporate governance. Those appropriate standards include:

•	limits on compensation that exclude incentives for senior executive officers of CPP participants to take “unnecessary or excessive risks” that could threaten the value of the CPP participant;

•	a provision for the recovery by CPP participants of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next 20 most highly compensated employees of the CPP participant based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	a prohibition on CPP participants making any payment (except payments for services performed or benefits accrued) to a senior executive officer or any of the five most highly compensated employees of the CPP participant for departure from the CPP participant for any reason;

•	a prohibition against a CPP participant paying or accruing any bonus, retention award, or incentive compensation to (at our level of participation in the CPP) the five most highly compensated employees of the CPP participant, except that we may issue long-term restricted stock with a value not greater than one-third of annual compensation that generally may not vest prior to the second anniversary of award grant date, and that, even after it has vested, may not be transferred any time earlier than is proportional, in 25% increments, to our repayment to the U.S. Treasury of the financial assistance we received under the CPP; and

•	a prohibition on any compensation plan that would encourage manipulation of the reported earnings of the CPP participant to enhance the compensation of any of its employees.

Each of the requirements listed above will impact the design of our compensation programs and arrangements for our executive officers so long as the Treasury holds our securities and potentially beyond that period.

Compensation Program Design.  Within the constraints of the requirements related to the CPP, the committee seeks to achieve the goals of our executive compensation program by providing for a competitive base salary and long-term equity incentive awards. Under the CPP requirements, base salaries generally cannot represent less than two-thirds of our named executive officers’ total annual compensation (which consists of base salary and the grant date value of equity compensation awards granted in a particular year). The committee’s philosophy is that over the long term, base salaries should be competitive with those of similar sized publicly held financial institutions that operate in the upper-Midwest and against whom we may have to compete for executive talent. Equity awards are designed to promote the retention of executives, reward them for past performance and align their interests with the creation and maintenance of long-term stockholder value.

In designing our compensation programs, we historically have considered, as ancillary matters, the accounting treatment in our financial statements and the tax impact on us of various potential elements of compensation. We also considered, as an ancillary matter, the tax impact, including the timing of taxation, on our executives of various potential elements of compensation. In the past, we have modified the mix of our compensation elements based on changes in financial accounting treatment (such as changing the nature of equity compensation awards partially in response to changes in accounting for equity compensation) and included compensation elements with favorable tax treatment for our employees (such as employer 401(k) contributions), and we may do so again in the future, subject to the constraints of the requirements related to the CPP. However, we do not consider accounting and tax matters as primary factors in managing our compensation program. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial accounting and tax treatment of existing and potential elements of our executive compensation program.

The compensation committee consists exclusively of independent non-employee directors. The committee has the authority to retain compensation consultants to assist in the evaluation of executive officer compensation. In 2009, the committee engaged Amalfi Consulting, LLC, to assist it in refining the committee’s compensation philosophy, defining characteristics of peer financial institutions and identifying particular peer-group entities, compiling peer-group compensation data, analyzing the elements of compensation, developing incentive compensation systems and ensuring compliance with the compensation restrictions under the CPP and other regulatory requirements.

In acting on the compensation programs for executive officers, the committee considers many factors, including the results of the annual survey of executive compensation, our overall performance compared to expected results and the contributions of the executive to achieving our strategic goals. Although we do not have formal stock ownership guidelines, the committee does consider the value and vesting timetable of outstanding equity awards held by executive officers in determining the timing and amount of new equity awards. While the committee may from time to time establish specific objectives for the receipt of incentive compensation, our compensation program is essentially a discretionary system in which the committee uses annual compensation survey data and draws upon the business experience, business judgment and general knowledge of its members to evaluate compensation matters collaboratively and subjectively.

2009 Compensation.  On January 28, 2009, when Mr. Krehbiel was appointed President of our banking subsidiary and became our principal executive officer, the compensation committee provided for a discretionary increase in his base salary of $50,000. Based primarily on uncertainty over the evolving compensation limitations applicable to us due to our participation in the CPP, the appointment of a new principal executive officer and general economic uncertainty, the committee made no other changes to the then-current base salary for our named executive officers at the beginning of 2009. On May 6, 2009, to provide our executive officers with significant long-term incentive compensation within the limitations of the CPP, the committee authorized a grant to each of our then-serving named executive officers of restricted stock in an amount equal to one-third of their base salary in effect at the time. In July 2009, the committee met with our principal executive officer to assess his performance as President of the Bank since his appointment to that position. Our principal executive officer made a presentation to the committee on the challenges that our company and our banking subsidiary had faced and his assessment of his performance related to those challenges. Based in part upon that meeting, and the committee’s assessment of our principal executive officer’s performance, the committee provided for a $50,000 increase in our principal executive officer’s base salary to $264,500, effective August 1, 2009. At the same time, and based in part upon consultations with our principal executive officer, the committee authorized a discretionary increase of 10% in the base salary of our principal financial officer in recognition of changes in his role with our company and our banking subsidiary since the resignation of our former principal executive officer and in recognition of his general importance to our company. No other changes were made to the base salary of our named executive officers in 2009.

Our former principal executive officer resigned from all positions with our company on January 28, 2009. Compensation payments in 2009 to our former principal executive officer were made in accordance with his employment agreement in effect at the time of his resignation. We originally entered into an employment agreement with our former principal executive officer for retention purposes.

Elements of Compensation

Executive compensation includes the following elements:

Base Salary.  The base salary amount is the fixed portion of each executive’s annual compensation and, under requirements related to the CPP, must represent 66%-100% of an executive’s total annual potential compensation. Salary levels are based primarily on the executive’s responsibilities and experience, the market compensation paid by similar sized financial institutions for similar positions. Ordinarily, base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels and individual responsibilities, performance and experience. However, in 2009 due to uncertainty over the evolving compensation limitations applicable to us due to our participation in the CPP, the appointment of a new principal executive officer and general economic uncertainty, no adjustment were made to the base salaries of our named executive officers other than discretionary adjustments that were made to the base salaries of our principal executive officer and our principal financial officer. In 2009, the committee engaged Amalfi Consulting, LLC, to assist it, among other things, in defining characteristics of peer financial institutions and identifying particular peer-group entities, compiling peer-group compensation data. The committee anticipates that future decisions about the base salary of named executive officers will be influenced, in part, by peer-group compensation data, but such data was not a major factor in determining 2009 base salary for named executive officers.

Long-Term Restricted Stock Grants.  Long-term restricted stock grants are the only form of bonus, retention award or incentive compensation that we are permitted provide to our named executive officers under requirements related to the CPP. In accordance with requirements related to the CPP, restricted stock awards generally may not vest prior to the second anniversary of award grant date. Even after a restricted stock award has vested, the shares of stock subject to the award may not be transferred any time earlier than is proportional, in 25% increments, to our repayment to the U.S. Treasury of the financial assistance we received under the CPP. We have not yet repaid any of the financial assistance that we received under the CPP. The issuance of restricted stock is designed to provide a long-term retention incentive for executives, align executives’ interests with the creation and maintenance of long-term stockholder value and reward executives for managing our performance to increase stockholder value. Restricted stock grants are long-term retention incentives because, under the requirements related to the CPP, they cannot vest in less than two years and even after vesting cannot be transferred except as we repay the U.S. Treasury the amount of financial assistance we received under the CPP. Restricted stock provides a stronger retention incentive than stock options, which also vest over time, because executives are assured of realizing value as restricted stock vests over time, although that value will vary based on the trading price of the stock at the time of vesting. With stock options, executives only realize value over time if the price of the stock increases from the option exercise price. The committee’s philosophy is that restricted stock grants also may encourage executives to balance the risk of losses in stockholder value against the potential for gains in stockholder values when evaluating business decisions. If executives receive only stock options as equity incentive awards, they may adopt higher-risk business strategies in an attempt to increase their company’s stock price because the only loss they suffer if the strategies fail and their company’s stock price declines is the loss of the potential for value from the option. When executives hold restricted stock, they share in the loss of value realized if the stock price declines. As a result, the executives may adopt strategies that strike a better balance between the potential for stock price appreciation and the risk that a failed strategy will lead to a stock price decline.

The amount of each executive officer’s annual restricted stock grant is limited under the requirements related to the CPP to no more than one-third of the executive’s total annual compensation for any calendar year. The total grant date value of restricted stock grants awarded for 2009 represented approximately 23% of each executive officer’s total annual compensation in order to make equity compensation a meaningful part of the overall compensation plan. The committee generally makes restricted stock grants at a meeting early in the first quarter of each fiscal year, after our year-end financial results have been released. Restricted stock awards in 2009 were delayed until the second quarter of the fiscal year due to uncertainty in the first quarter of the fiscal year over the then-evolving compensation limitations applicable to us due to our participation in the CPP.

The committee began using restricted stock grants as an element of fulfilling the equity ownership objective of the overall compensation program in 2004, when the accounting requirements for expensing stock options changed and the difference in the financial statement impact between granting awards of restricted stock and granting option awards was reduced.

Stock Options.  The committee’s philosophy is that part of the financial rewards and incentives for executive officers should come from increases in the value of our common stock. The issuance of stock options is designed to reward executives for favorable long-term performance of our stock. Stock options are a long-term incentive as they generally vest over a three to ten-year period and are exercisable up to ten years from the grant date. Because they are a long-term incentive, stock options encourage the long-term employment of executives which is important to ensure the continuity of our business operations. Beginning in 2004, the committee began issuing restricted stock grants as an equity incentive instead of stock options due, in part, to the relatively long remaining vesting and exercise periods of the then outstanding stock options. No stock options have been issued to executive officers in the past six years, and we may not issue stock options to any of our five most highly compensated employees as long as we remain subject to the requirements related to the CPP.

Employee Stock Ownership Plan (ESOP).  Our executive officers participate on a nondiscriminatory basis in our ESOP. All of our employees are eligible to participate in the ESOP after they complete one year of service as defined by the plan. The ESOP holds shares that secure a loan for the funds that were used to acquire the ESOP shares. Each year the security interest is released from a fixed number of shares as a fixed amount of the loan is amortized. The shares that are released from the security interest are allocated to eligible participant accounts based on the percentage of the participant’s compensation (subject to limits) to the entire compensation of all plan participants. The value of the ESOP contributions vary based on the price of our common stock and represents approximately 1% — 2% of each executive’s base salary amount. The committee considers the value of the ESOP contributions when it establishes annual compensation amounts and when it considers the mix between cash and equity compensation. The committee also considers the value of the ESOP contributions when evaluating the total compensation of our executives relative to the compensation of other executives at similar companies.

Other In-Service Compensation.  Executive officers participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan and group life insurance plan. Historically, we have awarded nominal cash bonuses annually to all employees, including our executives, based upon years of service. The committee considers all of the benefits granted to executives when determining executive compensation amounts and comparing compensation amounts to other executives at similar companies.

Post-Service Compensation.  The committee’s philosophy is that post-service compensation contributes to executive retention. We therefore allow all employees and executives to participate, on a nondiscriminatory basis, in a 401(k) plan with a 25% match on employee contributions up to 8% of the employee’s salary. Upon retirement from our company, all employees, including executive officers, are eligible to withdraw their balance from the 401(k) plan and ESOP in accordance with the plans, and to receive any benefit payments to which they are eligible from our defined benefit pension plan. If an executive retires after 15 years of service, we will continue to pay the employer portion of his or her health insurance coverage until he or she reaches the age of 65. The committee considers post-service compensation when determining executive compensation amounts, but our compensation programs are designed primarily on in-service compensation.

We also have entered into change-in-control agreements with our executive officers that, subject to CPP requirement, may provide post-service compensation to executive officers if their employment is terminated following a change in control of our company. The committee’s philosophy is that change-in-control agreements are appropriate to induce executives to remain with our company in the event of a proposed or anticipated change in control or through a change in control to facilitate an orderly transition to new ownership. The change-in-control agreements also assist us in recruiting and retaining executives by providing executives with appropriate economic security, given the relatively limited number of alternative employers in our industry and geographic area, against loss of employment following a change in control.

Recovery of Performance-Based Compensation

The Sarbanes-Oxley Act requires recovery of certain incentive and equity compensation from our principal executive officer and principal financial officer in the event of restatement of financial results due to misconduct. The audit committee is responsible for determining if bonus or stock compensation paid to the principal executive officer or principal financial officer should be recovered in the event of a restatement.

Additional Impacts of the Capital Purchase Program on Compensation Matters

Recovery of Incentive Compensation.  Pursuant to existing Treasury regulations, all bonuses and other incentive compensation arrangements with our senior executive officers have been amended to provide that during the time the Treasury holds a position in our shares, we may recover any payments that were based on materially inaccurate financial statements or any other materially inaccurate performance metrics used to award bonuses or incentive compensation. The right to recover these payments is not dependant upon the occurrence of a restatement of our financial results or of any misconduct.

Restriction on Payment of Golden Parachutes.  Also pursuant to existing Treasury regulations, arrangements with our senior executive officers have been amended to prohibit, while the Treasury maintains its investment in our securities, any compensation payment to a named executive officer on account of an involuntary severance from employment or in the event of our receivership to the extent that the aggregate present value of such payments equals or exceeds three times that person’s annual compensation computed in accordance with Section 280G(e) of the Internal Revenue Code.

Safeguards Against Unnecessary or Excessive Risk.  As noted above, under requirements related to the CPP, the compensation committee reviewed senior executive officer incentive compensation with our senior risk officer to assess whether those arrangements encourage “unnecessary or excessive risks” to our company. The risk assessment was completed within 90 days after the Treasury’s purchase of our shares. Additionally, the compensation committee also must meet semiannually with the senior risk officer to discuss and review the relationship between our company’s risk management policies and practices and the named executive officers’ incentive compensation arrangements. The term “senior executive officer” is defined as the chief executive officer, chief financial officer, and up to three other executive officers.

COMPENSATION COMMITTEE REPORT

The compensation committee certifies that at least every six months, it has

•	discussed, evaluated and reviewed with the senior risk officer the named executive officer compensation plans in an effort to ensure that such plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of our company;

•	discussed, evaluated and reviewed with the senior risk officer the employee compensation plans in light of the risks posed to our company by such plans and how to limit such risks; and

•	discussed, evaluated and reviewed employee compensation plans in an effort to ensure that these plans do not encourage the manipulation of reported earnings of our company to enhance the compensation of any of our company’s employees.

In addition, the compensation committee certifies that it has made reasonable efforts to identify and limit any features of the named executive officer compensation plans that could lead named executive officers to take unnecessary and excessive risks that could threaten the value of our company and has made reasonable efforts to identify and limit any features of the employee compensation plans that pose risks to our company in an effort to ensure that our company is not unnecessarily exposed to risks.

Based on, among other factors, the committee’s assessment of the principal risks to which our company is subject, its evaluation of the existing compensation arrangements for our named executive officers in accordance with the limitations imposed under the CPP, the relatively significant portion of total compensation represented by base salary and the CPP limitation on the use of variable forms of compensation, the discretion to award incentive compensation exercisable by the company, the customary use of non-financial objectives in determining a significant portion of any incentive compensation, the use of restricted stock as a significant component of equity incentive compensation and the sole component in recent years, the required vesting periods included in equity awards, the holding period required after vesting for restricted stock grants subject to the requirements related to the CPP, and the clawback requirements to which incentive compensation is now subject, the compensation committee concluded that our compensation plans for our named executive officers are not reasonably likely to encourage unnecessary or excessive risk, including behavior focused on short-term results rather than long-term value creation, that would threaten the value of our company.

Based on, among other factors, the elements of our employees’ compensation, the relatively significant portion of total compensation represented by base salary for our employees, the discretion to award incentive compensation exercisable by the company, the use of non-financial objectives in determining a significant portion of any incentive compensation, the use of restricted stock as a significant component of equity incentive compensation and the sole component in recent years, the required vesting periods included in equity awards, executive and management oversight of our operations and our systems of internal controls over financial reporting, the compensation committee concluded that our employee compensation plans are not reasonably likely to encourage behavior focused on short-term results rather than long-term value creation or encourage the manipulation of our reported earnings to enhance the compensation of any of our employees.

The compensation committee has discussed and reviewed the compensation discussion and analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Members of the Compensation Committee

Allan R. DeBoer
Michael J. Fogarty
Karen L. Himle
Hugh C. Smith

2009 EXECUTIVE COMPENSATION

Summary Compensation Table

				Non-Equity	Stock	All Other
			Bonus	Incentive	Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)(3)	Plan($)	($)(4)	($)(5)	Total ($)

Bradley C. Krehbiel(1)	2009	231,327	150	0	70,620	10,401	312,498
President of the Bank	2008	160,700	150	0	56,245	15,291	232,386
	2007	154,500	38,003	0	54,075	24,464	271,042
Michael McNeil(2)	2009	28,167	0	0	0	359,825	387,992
Former President and Chief	2008	338,000	150	0	118,300	22,733	479,183
Executive Officer	2007	325,000	45,150	120,000	113,750	34,089	637,989
Jon J. Eberle	2009	156,333	300	0	49,500	7,709	213,842
Senior Vice President,	2008	142,000	150	0	49,700	7,713	199,563
Chief Financial Officer and Treasurer	2007	136,500	33,593	0	47,775	17,489	235,357
Dwain C. Jorgensen	2009	112,091	500	0	36,960	5,724	155,275
Senior Vice President,	2008	112,300	150	0	39,305	6,505	158,260
Technology, Facilities and	2007	109,000	26,855	0	38,150	14,194	188,199
Compliance Services
Susan K. Kolling	2009	123,683	550	0	40,788	6,216	171,237
Senior Vice President,	2008	119,300	150	0	41,755	12,469	173,674
Business Development	2007	114,738	28,261	0	40,158	19,391	202,548

(1)	Mr. Krehbiel was appointed President of our banking subsidiary on January 28, 2009. He served as Executive Vice President, Business Banking of our banking subsidiary for the periods before January 28, 2009.

(2)	Mr. McNeil resigned from all positions with our company on January 28, 2009.

(3)	We generally pay bonuses for a fiscal year in the first quarter of the following fiscal year. Holiday and years of service bonuses are generally paid in December.

(4)	The amount reported is the aggregate grant-date fair market value computed in accordance with FASB Accounting Standards Codification, or ASC, Topic 718. See footnote 14 in the notes to consolidated financial statements included in our annual report for the assumptions made in determining the fair value of option awards in accordance with ASC Topic 718.

(5)	All other compensation consists of the following:

				Dividends Received
	Employer 401(k)	Value of Common	Employer Paid Life	on Vested	Perquisites and
	Contribution	Stock Allocated to	Insurance Premiums	Restricted Stock	Other Personal
Name	($)	ESOP ($)	($)	($)	Benefits ($)(a)	Total ($)

Bradley C. Krehbiel
2009	4,630	2,610	428	2,733	0	10,401
2008	3,875	2,396	134	2,369	6,517	15,291
2007	3,629	14,375	189	1,061	5,210	24,464
Michael McNeil 2009	563	0	36	5,705	353,521	359,825
2008	4,600	2,755	664	5,069	9,645	22,733
2007	4,500	18,756	619	2,293	7,921	34,089
Jon J. Eberle
2009	3,133	1,764	416	2,396	0	7,709
2008	3,543	2,122	74	1,974	0	7,713
2007	3,262	13,262	104	861	0	17,489
Dwain C. Jorgensen 2009	2,252	1,265	284	1,923	0	5,724
2008	2,779	1,664	335	1,727	0	6,505
2007	2,581	10,525	304	784	0	14,194
Susan K. Kolling 2009	2,485	1,396	312	2,023	0	6,216
2008	2,975	1,782	241	1,803	5,668	12,469
2007	2,738	11,113	335	819	4,386	19,391

(a)	Except for Mr. McNeil in 2009, perquisites and other personal benefits include cash payments for country club dues and the use of company cars. For Mr. McNeil in 2009, perquisites and other personal benefits represent severance payments.

Employment Agreement

We entered into an employment agreement with Mr. McNeil on May 27, 2008. The agreement provided for an initial base salary of $338,000 but was subject to a potential annual upward adjustment based on a review of Mr. McNeil’s performance by the compensation committee of our board. Mr. McNeil’s annual base salary prior to his resignation was $338,000. The agreement had an initial term of three years. On April 30 of each year, the term automatically extended for a period of twelve months in addition to the then-remaining term of employment, unless any party to the agreement gives contrary written notice or under certain other circumstances. At the time of Mr. McNeil’s resignation, the term of the agreement extended through December 31, 2010. Under the circumstances of his resignation, Mr. McNeil will continue to receive his salary and a reimbursement for the cost of premiums to maintain the same level of health insurance coverage as he was receiving before the date of termination through the remaining term of the agreement.

Change-In-Control Agreements

Under regulations related to the CPP, until we have repaid all of the financial assistance we received under the CPP, we many not make any payment to our named executive officers upon a change in control, except for payments for services performed or benefits accrued. Prior to our receipt of funds under the CPP, our banking subsidiary entered into a change-in-control agreement with Mr. McNeil as of May 27, 2008, which remained effective until his resignation. The circumstances of Mr. McNeil’s resignation did not entitle him to any payment under his change-in-control agreement. Each of Messrs. Krehbiel, Eberle and Jorgensen and Ms. Kolling entered into a change-in-control agreement with our banking subsidiary as of May 27, 2008. These original agreements expire on May 30, 2010, but they provide for an automatic extension for one year and from year to year thereafter unless either applicable party gives contrary written notice 180 days prior to the expiration date each year. No such notice was given as of December 31, 2009. Therefore, by their terms, these agreements were extended to May 30, 2011. These agreements were designed to assist us in maintaining a stable and competent management team.

If permitted, the agreements would provide for a cash payment equal to a percentage of the employee’s prior year base salary and bonus prior to termination in the event that their employment is terminated in connection with a change of control. A change of control occurs under the agreements if any person other than the executive, us, or one of our benefit plans acquires or becomes beneficial owner of 35% or more of our outstanding stock entitled to vote in a general election of directors; a majority of the members of our board are replaced as a result of an actual or threatened election contest; a reorganization, merger or consolidation of us is consummated that changes our ownership by 35% or more; or our stockholders approve a complete liquidation or dissolution of us or disposition of substantially all of our assets. If permitted, these named executive officers would also eligible for the cash payment if they voluntarily terminate employment within one year after a change in control has occurred if their duties, responsibilities, base salary, or benefits are reduced or if their principal place of employment is relocated more than 35 miles from its current location. If permitted, Messrs. Krehbiel, Eberle, and Jorgensen and Ms. Kolling would be entitled to receive a cash payment equal to 200% of their respective annual base salaries and bonus. These agreements also provide that these named executive officers, if permitted, would participate in the health, disability and life insurance plans and programs that they were entitled to immediately prior to termination for one year after termination. If payment under these agreements were permitted, the amounts payable pursuant to these agreements would be reduced by the amount of any severance pay that the employees receive from the bank, its subsidiaries or its successors. Based on their prior year base salary and bonus amounts, if their employment had been terminated as of December 31, 2009, under circumstances giving rise to the salary payment described above and the payments were permitted, Mr. Krehbiel would have been entitled to receive approximately $321,400, Mr. Eberle would have been entitled to receive approximately $284,000, Mr. Jorgensen would have been entitled to receive approximately $224,600 and Ms. Kolling would have been entitled to receive approximately $238,600. The agreements provide that if the cash payments under the agreements together with any other compensation payments triggered by the change in control would constitute a “parachute payment” under Section 280G of the internal revenue code, the cash payments under the agreements would be reduced to the largest amount as would result in no portion of the payment being subject to an excise tax under the code.

Grants of Plan-Based Awards in 2009

		Restricted Stock
		Awards: Number of	Fair Market Value
		Shares of Stock or	of Restricted Stock
Name	Grant Date	Units (#)	Awards ($)(1)

Bradley C. Krehbiel	May 6, 2009	14,805	70,620
Jon J. Eberle	May 6, 2009	10,377	49,500
Dwain C. Jorgensen	May 6, 2009	7,748	36,960
Susan K. Kolling	May 6, 2009	8,551	40,788

(1)	Based on a market value of $4.77 on May 6, 2009.

Outstanding Equity Awards

The following tables summarize the outstanding option grants and stock awards at December 31, 2009, of the named executive officers and the value of the restricted stock that vested in 2009.

Outstanding Equity Awards at December 31, 2009

	Option Awards				Stock Awards
	Number of				Number of	Market Value
	Securities	Number of			Shares or	of Shares or
	Underlying	Securities			Units of	Units of
	Unexercised	Underlying	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

Bradley C. Krehbiel	0	11,842	16.13	04/15/2012	17,057	71,639
	4,540	0	27.66	03/02/2014
Jon J. Eberle	0	9,853	16.13	04/15/2012	12,366	51,937
	3,640	0	27.66	03/02/2014
Dwain C. Jorgensen	0	12,500	16.13	04/15/2012	9,326	39,169
	3,580	0	27.66	03/02/2014
Susan K. Kolling	0	9,189	16.13	04/15/2012	10,223	42,937
	3,780	0	27.66	03/02/2014

(1)	Mr. Krehbiel received a grant of options on April 16, 2002, of which 5,643 options will vest on April 16, 2011 and 6,199 options will vest on January 1, 2012. Mr. Eberle received a grant of options on April 16, 2002, of which 3,654 options will vest on April 16, 2011, and 6,199 options will vest on January 1, 2012. Mr. Jorgensen received a grant of options on April 16, 2002, of which 102 options will vest on April 16, 2010, and 6,199 options will vest on each of April 16, 2011 and January 1, 2012. Ms. Kolling received a grant of options on April 16, 2002, of which 2,990 options will vest on April 16, 2011, and 6,199 options will vest on January 1, 2012.

(2)	All of Mr. McNeil’s unvested stock awards were forfeited on January 28, 2009, upon his resignation. Of Mr. Krehbiel’s unvested stock awards, 1,398 shares vested on January 25, 2010, 853 shares will vest on January 25, 2011, 9,870 shares will vest on May 8, 2011 and 4,935 shares will vest on May 8, 2012. Of Mr. Eberle’s unvested stock awards, 1,236 shares vested on January 25, 2010, 753 shares will vest on January 25, 2011, 6,918 shares will vest on May 8, 2011 and 3,459 shares will vest on May 8, 2012. Of Mr. Jorgensen’s unvested stock awards, 981 shares vested on January 25, 2010, 596 shares will vest on January 25, 2011, 5,165 shares will vest on May 8 2011 and 2,583 shares will vest on May 8, 2012. Of Ms. Kolling’s unvested stock awards, 1,039 shares vested on January 25, 2010, 633 shares will vest on January 25, 2011, 5,700 shares will vest on May 8, 2011 and 2,851 shares will vest on May 8, 2012.

(3)	Represents market value of underlying securities at year end of $4.20, which is the closing price of the common stock on the last trading day of 2009.

2009 Restricted Stock Vesting

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Vesting ($)(1)

Bradley C. Krehbiel	1,815	6,915
Michael McNeil	3,802	14,369
Jon J. Eberle	1,597	6,085
Dwain C. Jorgensen	1,274	4,854
Susan K. Kolling	1,345	5,124

(1)	Based on market value of $3.81 on January 24 and January 25, 2009 and $3.68 on January 26, 2009.

Our employees are included in the Financial Institutions Retirement Fund (FIRF), a multi-employer comprehensive pension plan. This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the pension plan after five years of eligible service. Our policy is to fund the minimum amounts required by the plan, and in 2009, we made a contribution of $173,560 to the plan. On September 1, 2002, benefits for all of the existing participants under the plan were frozen, and as a result, no additional benefits have been earned and no new employees have been enrolled in the plan after that date. Mr. McNeil is not entitled to any annual payments because he did not meet the minimum service requirements. At age 65, Mr. Krehbiel will be entitled to annual payments of $2,567, Mr. Eberle will be entitled to annual payments of $4,141, Mr. Jorgensen will be entitled to annual payments of $28,247, and Ms. Kolling will be entitled to annual payments of $23,779. The annual benefit amount is calculated based on the employees’ base salary for the five years prior to the plan being frozen.

2009 Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Bradley C. Krehbiel	FIRF	3 years, 2 months	11,449	0
Michael McNeil	FIRF	3 years, 5 months	49,813	0
Jon J. Eberle	FIRF	6 years, 11 months	12,092	0
Dwain C. Jorgensen	FIRF	27 years, 1 month	236,145	0
Susan K. Kolling	FIRF	28 years, 9 months	175,251	0

OTHER EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of Securities to		future issuance under
	be issued upon exercise		equity compensation
	of outstanding options,	Weighted-average exercise	plans(excluding
	warrants and	price of outstanding	securities reflected in
Plan Category	rights	options, warrants and rights	column (a)) (1)

Equity compensation plans approved by stockholders	200,871	$17.41	236,134
Equity compensation plans not approved by stockholders	0	0	0

Total	200,871	$17.41	236,134

(1)	Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of an option, warrant or right, as follows: 236,134 shares under the Company’s 2009 Equity Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for 2009, except that both Timothy R. Geisler and Hugh C. Smith filed a late Form 4.

ADDITIONAL INFORMATION

We are furnishing our annual report, including financial statements, for the year ended December 31, 2009, to each stockholder with this proxy statement. Stockholders who wish to obtain an additional copy of our annual report, or a copy of our Current Report on Form 10-K filed with the Securities and Exchange Commission, for the year ended December 31, 2009, may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. The annual report is also available online at www.hmnf.com or www.proxydocs.com/hmnf.

HMN FINANCIAL, INC.
By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Dated: March 23, 2010

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/hmnf
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 26, 2010. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 26, 2010. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Michael J. Fogarty 02 Susan K. Kolling 03 Malcolm W. McDonald	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The approval, in an advisory (non-binding) vote, of the compensation of executives, as disclosed in the proxy statement	☐	For	☐	Against	☐	Abstain

3.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010	☐	For	☐	Against	☐	Abstain

4.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting, or any adjournments or postponements thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HMN FINANCIAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 27, 2010
10:00 a.m.
Rochester Golf & Country Club
3100 W. Country Club Road
Rochester, Minnesota

HMN Financial, Inc. 1016 Civic Center Drive N.W. Rochester, Minnesota 55901-6057	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 27, 2010.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Timothy R. Geisler and Jon J. Eberle, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
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